Exhibit 99.1

Silvergate Announces Select Preliminary Fourth Quarter 2022 Financial Metrics and Provides Business Update

Company to Host Conference Call Today at 8:00 a.m. ET to Discuss Recent Developments

La Jolla, Calif. – January 5, 2023 – Silvergate Capital Corporation (“Silvergate” or the “Company”) (NYSE: SI), the leading provider of innovative financial infrastructure solutions to the digital asset industry, today announced select unaudited and preliminary financial metrics for the three months ended December 31, 2022 and provided a business update. These metrics are subject to change in connection with conducting and completing normal closing procedures and an audit for the year ended December 31, 2022. The Company will also host a conference call at 8:00 a.m. (Eastern Time) today, January 5, 2023, to discuss certain recent developments.

The digital asset industry has undergone a transformational shift, with significant over-leverage in the industry leading to several high-profile bankruptcies. These dynamics have sparked a crisis of confidence across the ecosystem and led many industry participants to shift to a “risk off” position across digital asset trading platforms. In turn, Silvergate’s total deposits from digital asset customers declined to $3.8 billion at the end of the fourth quarter.

Alan Lane, chief executive officer of Silvergate, commented, “In response to the rapid changes in the digital asset industry during the fourth quarter, we took commensurate steps to ensure that we were maintaining cash liquidity in order to satisfy potential deposit outflows, and we currently maintain a cash position in excess of our digital asset related deposits.”

In line with this approach, as customers began to withdraw deposits during the fourth quarter of 2022, Silvergate utilized wholesale funding to satisfy outflows. Subsequently, in order to accommodate sustained lower deposit levels and maintain its highly liquid balance sheet, Silvergate sold debt securities for cash proceeds.

As Silvergate prepares for what it expects will be a sustained period of transformation, it is taking several actions to help ensure the business is resilient, including recalibrating its expense base and evaluating its product portfolio and customer relationships going forward. In addition, Silvergate has made the difficult decision to substantively reduce its workforce as further discussed below in order to account for the economic realities facing its business and the digital asset industry today.

While Silvergate is taking decisive action to navigate the current environment, its mission has not changed. Silvergate believes in the digital asset industry and remains focused on providing value-added services for its core institutional customers. The Company is committed to maintaining a highly liquid balance sheet with a strong capital position. Silvergate has purpose built its business to support customers not only during periods of growth but also in periods of volatility – that is, its business is designed to accommodate deposit inflows and outflows under a range of market conditions. Despite significant industry turmoil, Silvergate stands ready to support its digital asset customers.

Silvergate Exchange Network (“SEN”) Platform

•The SEN continues to operate 24/7 with average daily volume totaling $1.3 billion during the fourth quarter of 2022, compared to average daily volume of $1.2 billion in the third quarter of 2022.
•At December 31, 2022, SEN Leverage commitments declined to $1.1 billion, compared to $1.5 billion at September 30, 2022.

oThe average fourth quarter 2022 outstanding balance of SEN Leverage loans was $328 million, compared to $308 million in the third quarter of 2022.
oAll SEN Leverage loans continued to perform as expected with zero losses and no forced liquidations.

Select Preliminary Financial Metrics

Deposits

•Total deposits from digital asset customers declined to $3.8 billion at December 31, 2022, compared to $11.9 billion at September 30, 2022.
•Average deposits from digital asset customers declined to $7.3 billion during the fourth quarter of 2022, compared to $12.0 billion during the third quarter of 2022, with a high of $11.9 billion and a low of $3.5 billion during the fourth quarter.
•As of December 31, 2022, approximately $150 million of Silvergate’s deposits were from customers that have filed for bankruptcy.

Cash and Cash Equivalents

•As of December 31, 2022, Silvergate held total cash and cash equivalents of approximately $4.6 billion, which is in excess of deposits from digital asset customers.

Debt Securities

•In order to accommodate sustained lower deposit levels and to maintain a highly liquid balance sheet, Silvergate sold $5.2 billion of debt securities for cash proceeds during the fourth quarter of 2022.
oThe sale resulted in a loss on the sale of securities and related derivatives of $718 million during the fourth quarter of 2022.
oDuring the quarter, Silvergate sold available for sale securities, as well as certain securities that were previously identified as held to maturity.
oAt December 31, 2022, the Company held $5.6 billion of total debt securities at fair value, all of which are U.S. government or agency-backed and available for sale, and which include unrealized losses of approximately $0.3 billion. The Company anticipates selling a portion of these securities in early 2023 to reduce wholesale borrowings, which will result in the recognition of a fourth quarter impairment charge related to the unrealized loss on those securities expected to be sold.

Wholesale Funding

•At December 31, 2022, the Company held $2.4 billion of short-term brokered certificates of deposit.
•At December 31, 2022, the Company held $4.3 billion of short-term Federal Home Loan Bank advances.

Business Update

In response to recent industry turmoil and the corresponding impact on Silvergate’s balance sheet, the Company is taking several actions it believes are prudent to ensure the business is resilient and to manage its expense base going forward.

Reduction in Force

In 2022, Silvergate increased employee headcount at a rapid rate in an effort to keep up with its growing business and serve its customers. The Company is reducing headcount by approximately 200 employees, or 40%, in order to account for the economic realities facing the business and industry today. Reducing headcount will enable Silvergate to continue to offer a tailored customer experience, while prudently managing expenses in a more challenging macro environment.

Impacted employees were notified on January 4, 2023, and Silvergate is providing these individuals with severance packages and job placement resources. The Company estimates aggregate costs associated with this reduction in force of approximately $8 million, primarily consisting of severance payments, employee benefits and related costs, and expects to incur the majority of these charges in the first quarter of 2023.

Product and Customer Portfolio

Given the current macro environment, the rising interest rate environment and related reduction in mortgage volumes, Silvergate exited its mortgage warehouse lending product in the fourth quarter of 2022. As a result, the Company will incur a restructuring charge of approximately $4 million in the fourth quarter of 2022, primarily related to severance and employee benefits.

Silvergate is focusing its strategy to provide the most value-added solutions for its core digital asset customers. Over the coming weeks, the Company will be streamlining its product portfolio to reduce complexity while ensuring its institutional clients have the tools they need to continue operating efficiently.

Taken together, Silvergate believes these portfolio changes will enable Silvergate to continue to serve its core customers in a responsible and profitable manner. Given the current level of industry uncertainty, the Company remains committed to maintaining a highly liquid balance sheet with minimal credit exposure and a strong capital position, ensuring maximum flexibility for its customers.

Intangible Asset Impairment Charge

After performing an impairment analysis of the Company’s intangible assets, Silvergate will take an impairment charge of $196 million in the fourth quarter of 2022 related to developed technology assets purchased from the Diem Group. Given the significant changes in the digital asset industry landscape, this charge reflects the Company’s belief that the launch of a blockchain-based payment solution by Silvergate is no longer imminent. The Company will continue to seek opportunities to realize value from these technology assets.

Business Update Conference Call and Webcast Details

The Company will host a conference call at 8:00 a.m. (Eastern Time) today, January 5, 2023.

The conference call can be accessed live by dialing 1-844-200-6205, or for international callers 1-929-526-1599, and entering the access code 712040. A replay will be available starting at 10:00 a.m. (Eastern Time) on January 5, 2023 and can be accessed by dialing 1-866-813-9403, or for international callers +44-204-525-0658. The passcode for the replay is 535429. The replay will be available until 11:59 p.m. (Eastern Time) on January 19, 2023.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of the Company's website at https://ir.silvergate.com. The online replay will remain available for a limited time beginning immediately following the call.

Fourth Quarter and Full Year 2022 Earnings Conference Call and Webcast Details

The Company will release its fourth quarter and full year 2022 financial results before market open on Tuesday, January 17, 2023, with a conference call to follow at 11:00 a.m. (Eastern Time) the same day.

The conference call can be accessed live by dialing 1-844-200-6205, or for international callers 1-929-526-1599, and entering the access code 308427. A replay will be available starting at 1:00 p.m. (Eastern Time) on January 17, 2023 and can be accessed by dialing 1-866-813-9403, or for international callers +44-204-525-0658. The passcode for the replay is 949184. The replay will be available until 11:59 p.m. (Eastern Time) on January 31, 2023.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of the Company's website at https://ir.silvergate.com. The online replay will remain available for a limited time beginning immediately following the call.

About Silvergate

Silvergate Capital Corporation (NYSE: SI) is the leading provider of innovative financial infrastructure solutions and services for the digital asset industry. The Company’s real-time payments platform, known as the Silvergate Exchange Network, is at the heart of its customer-centric suite of payments, lending and funding solutions serving digital asset companies and investors around the world. Silvergate is enabling digital asset markets and reshaping global commerce for a digital asset future.

Disclaimer

The Company’s preliminary estimates of the financial metrics included in this press release are based solely on information available to it as of the date hereof and are inherently uncertain and subject to change.  Accordingly, you should not place undue reliance on the preliminary financial metrics, which may differ materially from the actual results for the fourth quarter of 2022.

Statements in this press release may constitute forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “projection,” “forecast,” “goal,” “target,” “would,” “aim” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry and management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. The inclusion of these forward-looking statements should not be regarded as a representation by us or any other person that such expectations, estimates and projections will be achieved. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. For information about other important factors that could cause actual results to differ materially from those discussed in the forward-looking statements contained in this release, please refer to the Company's public reports filed with the U.S. Securities and Exchange Commission.

Investor Relations Contact:
Edelman Smithfield for Silvergate
(858) 200-3782
investors@silvergate.com

Media:
Edelman Smithfield for Silvergate

press@silvergate.com